EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 10, 2018 (except for the first paragraph of Note 2 and for Note 13, as to which the date is July 9, 2018), in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-225836) and related Prospectus of Allakos Inc. dated July 9, 2018.

/s/ Ernst & Young LLP

Redwood City, California

July 9, 2018